Exhibit (d)(1)(J)

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of June 6, 2007, by and between LVB Acquisition, LLC, a Delaware limited liability company (“Parent”) and the undersigned stockholders (each a “Stockholder” and collectively, the “Stockholders”) of Biomet, Inc., a corporation incorporated under the laws of the State of Indiana (the “Company”).

RECITALS

A. The Stockholders have, as of the date hereof, the right to vote, either individually or jointly with the other Stockholder, with respect to the number of shares of the common stock, without par value, of the Company (the “Company Stock”), set forth on Schedule 1 hereto (together with any shares of Company Stock with respect to which the Stockholders, either individually or jointly, obtain the right to vote after the date hereof, whether upon the exercise of options to purchase shares of Company Stock or otherwise, the “Shares”).

B. Following the date hereof, Parent, LVB Acquisition Merger Sub, Inc., an Indiana corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), which will provide, among other things, (i) that Merger Sub will commence a tender offer (the “Offer”) to purchase all outstanding shares of common stock, without par value, of the Company and (ii) following consummation of the Offer, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and each share of common stock of the Company that is issued and outstanding immediately prior to the Effective Time of the Merger (other than Shares owned directly or indirectly by Parent, Merger Sub or the Company, which will be canceled with no consideration issued in exchange therefor) will be canceled and converted into the right to receive cash in an amount set forth in the Merger Agreement, all upon the terms and conditions set forth herein.

C. As a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

Section 1. Capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement.

Section 2. Voting Arrangements.

(a) During the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, with respect to outstanding Shares owned beneficially or of record by the Stockholders, the Stockholders (individually and jointly) shall: (i) appear at such meeting or otherwise cause such Shares to be counted as present thereat for purposes of establishing a quorum; (ii) vote or cause to be voted such Shares in favor of the Merger and the approval and adoption by the Company’s stockholders of the “plan of merger” (as such term is used in Section 23-1-40 of the Indiana Business Corporation Law (the “IBCL”)) contained in the Merger Agreement, and any action required in furtherance thereof; and (iii) vote or cause to be voted, or execute consents in respect of, such Shares against any proposal, action or transaction involving the Company or any of the stockholders of the Company which could reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated by the Merger Agreement.

(b) Irrevocable Proxy. The Stockholders (individually and jointly) hereby irrevocably constitute and appoint Parent as the Stockholders’ attorney and proxy in accordance with the IBCL, with full power of substitution and resubstitution, to vote the Shares owned beneficially or of record by the Stockholders (individually and jointly) as indicated in Section 2(a). Such proxy will expire automatically and without further action by the parties upon termination of this Agreement.

Section 3. Miscellaneous.

(a) Further Assurances. The Stockholders shall, upon request of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof.

(b) Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earliest of: (a) the Effective Time of the Merger; (b) the termination of the Merger Agreement; and (c) the mutual agreement of the parties to terminate this Agreement.

(c) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

(d) Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by a recognized overnight courier service or by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

If to the Stockholders, to:

Dane Miller, Ph.D.

Mary Louise Miller

In care of:

Mayer, Brown, Rowe & Maw LLP

71 S. Wacker Dr.

Chicago, IL 60606

Attention: James T. Lidbury

Facsimile Number: (312) 706-8164

if to Parent, to:

LVB Acquisition, LLC

In care of:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Robert P. Davis

Facsimile Number: (212) 225-3999

(e) Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document.

(f) Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

(g) No Third-Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any Person other than the parties hereto.

(h) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

(i) Assignment. All terms and conditions of this Agreement shall be binding upon and shall inure, to the extent permitted by law, to the benefit of the parties hereto and their respective permitted transferees and successors and permitted assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto, without the prior written approval of the other parties hereto, may not be transferred, assigned or delegated by any party hereto (by operation of law or otherwise) and any such attempted transfer, assignment or delegation shall be null and void.

(j) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

(k) Jurisdiction and Venue. Each of the parties hereto (i) consents to submit himself, herself or itself to the personal jurisdiction of the District Court of the State of Indiana or any court of the United States located in the State of Indiana in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby.

(l) Amendment. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

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IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

LVB ACQUISITION, LLC

By:	/s/ Jeff Rhodes
Name: Jeff Rhodes
Title: Co-President

STOCKHOLDER

/s/ Dane Miller
Name: Dane Miller, Ph.D.

/s/ Mary Louise Miller
Name: Mary Louise Miller

Schedule 1 to Voting Agreement

As of July 13, 2006

Name	Shares	Options to Purchase Shares
Dane Miller, Ph.D.	3,025,338
Mary Louise Miller	2,628,077
Jointly: Dane Miller, Ph.D. and Mary Louise Miller	70,180

Total Shares Subject to this Voting Agreement: 5,723,595